Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 23, 2014

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2013 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

SANTA CLARA, Calif. — January 23, 2014 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2013.

Consolidated net income available to common stockholders for the fourth quarter of 2013 was $58.8 million, or $1.27 per diluted common share, compared to $67.6 million, or $1.46 per diluted common share, for the third quarter of 2013, and $50.4 million, or $1.12 per diluted common share, for the fourth quarter of 2012.

"SVB's excellent results for the quarter and the year demonstrate the power of our business model and our ability to execute strongly and effectively," said Greg Becker, President and CEO of SVB Financial Group.  "We delivered exceptional loan growth, continued solid credit quality, and substantial increases in total client funds. In addition, our clients continued to outperform the broader economy, resulting in significant venture capital and warrant related gains for us. Together, these factors helped drive robust earnings for the quarter and the year. Our performance demonstrates that the strong position we have built as the bank of choice for innovation companies remains a meaningful competitive advantage in the current economic environment."

Highlights of our fourth quarter 2013 results (compared to third quarter 2013, unless otherwise noted) included:

•	Average loan balances of $10.1 billion, an increase of $0.6 billion (or 6.2 percent). Period-end loan balances were $10.9 billion, an increase of $1.1 billion (or 11.0 percent).

•
Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) were $47.7 billion, an increase of $3.2 billion (or 7.2 percent) with average total on-balance sheet deposits increasing by $1.9 billion, or 9.9 percent, and average total off-balance sheet client investment funds increasing by $1.2 billion, or 5.0 percent.

•	Net interest income (fully taxable equivalent basis) of $187.4 million, an increase of $9.9 million (or 5.6 percent).

•	Net interest margin of 3.20 percent, a decrease of 12 basis points.

•	A provision for loan losses of $28.7 million, compared to $10.6 million.

•
Gains on investment securities of $163.5 million, compared to $187.9 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $26.1 million, compared to $36.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Non-GAAP core fee income of $49.0 million, an increase of $5.8 million (or 13.4 percent). (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $16.6 million, compared to $18.8 million.

•	Noninterest expense of $168.9 million, an increase of $8.3 million (or 5.2 percent).

Consolidated net income available to common stockholders for the year ended December 31, 2013 was $215.9 million, or $4.70 per diluted common share, compared to $175.1 million, or $3.91 per diluted common share, for the year-ended December 31, 2012. Non-GAAP net income available to common stockholders for the year ended December 31, 2013 was $215.9 million, or $4.70 per diluted common share, compared to $169.6 million, or $3.79 per diluted common share, for the year-ended December 31, 2012. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Fourth Quarter 2013 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Year ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Income statement:
Diluted earnings per common share	$1.27	$1.46	$1.06	$0.90	$1.12	$4.70	$3.91
Net income available to common stockholders	58.8	67.6	48.6	40.9	50.4	215.9	175.1
Net interest income	187.0	177.1	170.1	163.2	160.6	697.3	617.9
Provision for loan losses	28.7	10.6	18.6	5.8	15.0	63.7	44.3
Noninterest income	238.7	257.7	98.2	78.6	126.7	673.2	335.5
Noninterest expense	168.9	160.5	143.3	149.0	143.0	621.7	546.0
Non-GAAP net income available to common stockholders (1)	58.8	67.6	48.6	40.9	50.4	215.9	169.6
Non-GAAP diluted earnings per common share (1)	1.27	1.46	1.06	0.90	1.12	4.70	3.79
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	100.9	105.8	67.5	56.1	75.6	330.3	240.4
Non-GAAP noninterest expense, net of noncontrolling interests (1)	165.2	157.2	140.4	146.2	141.2	609.0	534.7
Fully taxable equivalent:
Net interest income (2)	$187.4	$177.5	$170.5	$163.6	$161.0	$699.1	$619.8
Net interest margin	3.20%	3.32%	3.40%	3.25%	3.13%	3.29%	3.19%
Balance sheet:
Average total assets	$25,331.4	$23,072.7	$22,093.3	$22,314.6	$22,377.8	$23,210.7	$21,311.2
Average loans, net of unearned income	10,138.3	9,545.9	9,022.2	8,680.9	8,274.9	9,351.4	7,558.9
Average available-for-sale securities	11,004.3	10,082.2	10,425.8	10,887.5	10,743.8	10,598.9	10,685.6
Average noninterest-bearing demand deposits	15,240.7	13,665.5	13,257.5	13,386.5	13,843.8	13,892.0	12,765.5
Average interest-bearing deposits	6,247.5	5,894.4	5,356.7	5,399.0	5,147.0	5,727.2	5,144.6
Average total deposits	21,488.2	19,559.9	18,614.2	18,785.5	18,990.9	19,619.2	17,910.1
Average long-term debt	455.8	455.8	457.0	457.5	458.1	456.5	518.1
Period-end total assets	26,417.2	23,740.9	22,153.9	22,796.0	22,766.1	26,417.2	22,766.1
Period-end loans, net of unearned income	10,906.4	9,825.0	9,622.2	8,844.9	8,946.9	10,906.4	8,946.9
Period-end available-for-sale securities	11,986.8	10,209.9	10,043.3	10,908.2	11,343.2	11,986.8	11,343.2
Period-end non-marketable and other securities	1,595.5	1,425.1	1,255.4	1,215.8	1,184.3	1,595.5	1,184.3
Period-end noninterest-bearing demand deposits	15,894.4	14,105.7	13,213.6	14,038.6	13,875.3	15,894.4	13,875.3
Period-end interest-bearing deposits	6,578.6	5,891.3	5,476.5	5,271.3	5,301.2	6,578.6	5,301.2
Period-end total deposits	22,473.0	19,997.0	18,690.1	19,309.9	19,176.5	22,473.0	19,176.5
Off-balance sheet:
Average total client investment funds	$26,224.5	$24,958.6	$23,201.0	$22,490.0	$21,175.8	$24,219.2	$20,213.0
Period-end total client investment funds	26,364.0	25,318.3	24,001.8	22,980.8	22,512.8	26,364.0	22,512.8
Total unfunded credit commitments	11,470.7	10,675.6	9,785.7	9,170.3	8,610.8	11,470.7	8,610.8
Earnings ratios:
Return on average assets (annualized) (3)	0.92%	1.16%	0.88%	0.74%	0.90%	0.93%	0.82%
Non-GAAP return on average assets (annualized) (1)	0.92	1.16	0.88	0.74	0.90	0.93	0.80
Return on average SVBFG stockholders’ equity (annualized) (4)	11.60	14.05	10.12	8.89	10.99	11.20	10.09
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	11.60	14.05	10.12	8.89	10.99	11.20	9.77
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.30%	1.26%	1.23%	1.26%	1.23%	1.30%	1.23%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.11	1.13	1.13	1.18	1.16	1.11	1.16
Gross charge-offs as a % of average total gross loans (annualized)	0.52	0.34	0.68	0.26	0.36	0.45	0.44
Net charge-offs as a % of average total gross loans (annualized)	0.41	0.23	0.49	0.20	0.28	0.33	0.31
Other ratios:
Operating efficiency ratio (5)	39.62%	36.89%	53.32%	61.52%	49.72%	45.30%	57.15%
Non-GAAP operating efficiency ratio (1)	57.29	55.50	59.01	66.53	59.67	59.16	62.16
Total risk-based capital ratio	13.13	14.16	14.03	14.59	14.05	13.13	14.05
Tangible common equity to tangible assets (1)	7.44	8.19	8.34	8.26	8.04	7.44	8.04
Tangible common equity to risk-weighted assets (1)	11.63	12.96	12.73	13.94	13.53	11.63	13.53
Period-end loans, net of unearned income, to deposits	48.53	49.13	51.48	45.80	46.66	48.53	46.66
Average loans, net of unearned income, to average deposits	47.18	48.80	48.47	46.21	43.57	47.66	42.20
Book value per common share (6)	$42.93	$42.64	$40.65	$41.85	$41.02	$42.93	$41.02
Other statistics:
Average full-time equivalent employees	1,690	1,675	1,657	1,655	1,607	1,669	1,581
Period-end full-time equivalent employees	1,704	1,683	1,657	1,663	1,615	1,704	1,615

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, and $0.5 million for the quarter ended December 31, 2012. The taxable equivalent adjustments were $1.7 million and $1.9 million for the year ended December 31, 2013 and 2012, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $187.4 million for the fourth quarter of 2013, compared to $177.5 million for the third quarter of 2013 and $161.0 million for the fourth quarter of 2012. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the third to the fourth quarter of 2013. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q4'13 compared to Q3'13
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$355	$(58)	$297
Available-for-sale securities	3,928	(1,382)	2,546
Loans	8,599	(1,298)	7,301
Increase (decrease) in interest income, net	12,882	(2,738)	10,144
Interest expense:
Deposits	238	(40)	198
Short-term borrowings	(2)	4	2
Long-term debt	(1)	43	42
Increase (decrease) in interest expense, net	235	7	242
Increase (decrease) in net interest income	$12,647	$(2,745)	$9,902

The increase in net interest income, on a fully taxable equivalent basis, from the third to the fourth quarter of 2013, was primarily attributable to the following:

•
An increase in interest income from loans of $7.3 million to $147.0 million for the fourth quarter of 2013, of which $8.6 million in interest income came from an increase in average loan balances of $592.4 million, partially offset by a decline in loan yields. The overall yield on loans decreased by 6 basis points to 5.75 percent, primarily attributable to a 5 basis point decrease in loan yields, excluding the yield contribution from loan fees, which remained relatively flat. Loan yields, exclusive of loan fees, decreased to 4.80 percent for the fourth quarter of 2013 and included $2.2 million of recovered interest from nonperforming loans. This compares to loan yields, exclusive of loan fees, of 4.85 percent for the third quarter of 2013, which included $0.5 million of recovered interest on nonperforming loans. The decrease in loan yields is primarily reflective of the general decline in overall market rates.

•
An increase in interest income from available-for-sale securities of $2.5 million to $47.4 million for the fourth quarter of 2013, primarily reflective of a $922 million increase in average balances as a result of significant deposit growth. The increase in interest income earned was offset by an increase in premium amortization expense of $2.6 million for the fourth quarter of 2013. The overall yield on our available-for-sale securities portfolio declined 6 basis points, primarily attributable to a 7 basis point decrease from premium amortization expense. The increase in premium amortization expense is a result of accelerated amortization from yield adjustments related to prepayments received during the fourth quarter of 2013 as a result of lower market rates through most of the fourth quarter of 2013 with an up tick in market rates at period end. The remaining unamortized premium balances, net of discounts of $48.3 million as of December 31, 2013 on our available-for-sale securities portfolio was $59.0 million compared to $87.8 million, net of discounts of $20.6 million, as of September 30, 2013.

Net interest margin, on a fully taxable equivalent basis, was 3.20 percent for the fourth quarter of 2013, compared to 3.32 percent for the third quarter of 2013 and 3.13 percent for the fourth quarter of 2012. The decrease in our net interest margin for the fourth quarter of 2013 was primarily due to $2.0 billion growth in average deposits, the majority of which were invested in available-for-sale securities, as well as a decrease in the overall yield of our loan portfolio resulting from changes in loan mix.

For the fourth quarter of 2013, 77.8 percent, or $8.2 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 76.9 percent, or $7.5 billion, for the third quarter of 2013, and 75.2 percent, or $6.4 billion, for the fourth quarter of 2012. For the fourth quarter of 2013, average variable-rate available-for-sale securities were $1.1 billion, or 9.7 percent, of our available-for-sale securities portfolio. This compares to $1.2 billion, or 12.4 percent, for the third quarter of 2013, and $1.9 billion, or 17.3 percent, for the third quarter of 2012. These securities are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to earn an appropriate portfolio yield over the long-term consistent with maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives.

Average available-for-sale securities increased by $0.9 billion to $11.0 billion for the fourth quarter of 2013, compared to $10.1 billion for the third quarter of 2013 and $10.7 billion for the fourth quarter of 2012. Period-end available-for-sale securities were $12.0 billion at December 31, 2013, $10.2 billion at September 30, 2013 and $11.3 billion at December 31, 2012. The increase in period-end balances from the third to the fourth quarter of 2013 was primarily due to new investments of $2.4 billion, partially offset by paydowns of $0.5 billion. New investments were concentrated in fixed rate agency-issued mortgage securities and U.S. agency debentures. Additionally, the fair value of our available-for-sale securities portfolio decreased by $92.2 million due to an increase in market interest rates. This decrease was reflected as a $54.9 million decrease (net of tax) in accumulated other comprehensive income within stockholders' equity.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital funds, debt funds and private and public portfolio companies.

Non-marketable and other securities increased by $170 million to $1.6 billion ($480 million net of noncontrolling interests) at December 31, 2013, compared to $1.4 billion ($470 million net of noncontrolling interests) at September 30, 2013 and $1.2 billion ($476 million net of noncontrolling interests) at December 31, 2012. Of the increase of $170 million from the third quarter of 2013 to the fourth quarter of 2013, $157 million was attributable to valuation gains in our managed funds of funds and managed direct venture funds, primarily driven by valuation gains in existing public portfolio holdings and a strong initial public offering ("IPO") market during the fourth quarter of 2013. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $10.1 billion for the fourth quarter of 2013, compared to $9.5 billion for the third quarter of 2013 and $8.3 billion for the fourth quarter of 2012. Period-end loans, net of unearned income, were $10.9 billion at December 31, 2013, compared to $9.8 billion at September 30, 2013 and $8.9 billion at December 31, 2012. The increase in average loan balances of $0.6 billion from the third to the fourth quarter of 2013 came primarily from our venture capital/private equity portfolio as well as sponsor-led buy-outs by later-stage clients in our software portfolio. The increase in period-end loan balances from the third to the fourth quarter of 2013 came primarily from our software and venture capital/private equity portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million continued to increase, primarily driven by our venture capital/private equity and software portfolios, and totaled $4.2 billion, $3.6 billion and $3.1 billion at December 31, 2013, September 30, 2013 and December 31, 2012, respectively, which represents 38.4 percent, 36.0 percent and 34.8 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Allowance for loan losses, beginning balance	$124,734	$119,571	$101,524	$110,651	$89,947
Provision for loan losses	28,670	10,638	15,014	63,693	44,330
Gross loan charge-offs	(13,516)	(8,149)	(7,562)	(42,666)	(33,319)
Loan recoveries	2,998	2,674	1,675	11,208	9,693
Allowance for loan losses, ending balance	$142,886	$124,734	$110,651	$142,886	$110,651
Provision for loan losses as a percentage of period-end total gross loans (annualized)	1.03%	0.43%	0.66%	0.58%	0.49%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.52	0.34	0.36	0.45	0.44
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.41	0.23	0.28	0.33	0.31
Allowance for loan losses as a percentage of period-end total gross loans	1.30	1.26	1.23	1.30	1.23
Period-end total gross loans	$10,995,268	$9,914,199	$9,024,248	$10,995,268	$9,024,248
Average total gross loans	10,222,203	9,627,912	8,347,013	9,431,128	7,623,417

Our provision for loan losses was $28.7 million for the fourth quarter of 2013, compared to $10.6 million for the third quarter of 2013. The provision of $28.7 million for the fourth quarter of 2013 was primarily driven by $10.5 million in net charge-offs, $10.3 million related to period end loan growth for the quarter, and an increase of $7.8 million in the reserve for impaired loans as a result of an increase in impaired loan balances.

Gross loan charge-offs of $13.5 million for the fourth quarter of 2013 included $6.6 million of charge-offs from two nonperforming hardware loans. The remaining charge-offs were primarily from our life science, venture capital/private equity and software portfolios. Loan recoveries amounted to $3.0 million for the fourth quarter of 2013.

Our allowance for loan losses as a percentage of total gross loans increased to 1.30 percent at December 31, 2013, compared to 1.26 percent at September 30, 2013. This increase was driven by an increase in reserves for impaired loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 1.11 percent for December 31, 2013 compared to 1.13 percent for September 30, 2013, primarily due to continued strong performance of our performing loan portfolio.

Our impaired loans totaled $52 million at December 31, 2013, compared to $38 million at September 30, 2013. The allowance for loan losses related to impaired loans was $21.3 million at December 31, 2013, compared to $13.5 million at September 30, 2013 contributing an additional 4 basis points to the allowance for loan losses as a percentage of period end total gross loans. The increase came primarily from four loans within our software and hardware portfolios.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average client funds increased by $3.2 billion to $47.7 billion for the fourth quarter of 2013, compared to $44.5 billion for the third quarter of 2013. Total period-end client funds increased by $3.5 billion to $48.8 billion at December 31, 2013, compared to $45.3 billion at September 30, 2013.

Deposits

Average deposits were $21.5 billion for the fourth quarter of 2013, compared to $19.6 billion for the third quarter of 2013 and $19.0 billion for the fourth quarter of 2012. Period-end deposits were $22.5 billion at December 31, 2013, compared to $20.0 billion at September 30, 2013 and $19.2 billion at December 31, 2012. The increases in average and period-end deposits from the third to the fourth quarter of 2013 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of growth from our existing early-stage and venture capital/private equity clients, with approximately 25 percent of the growth attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $26.2 billion for the fourth quarter of 2013, compared to $25.0 billion for the third quarter of 2013 and $21.2 billion for the fourth quarter of 2012. Period-end client investment funds were $26.4 billion at December 31, 2013, compared to $25.3 billion at September 30, 2013 and $22.5 billion at December 31, 2012. The increases in average and period-end total client investment funds from the third to the fourth quarter of 2013 were primarily due to a large number of financing and IPO transactions for our investment clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet sweep product, which averaged $6.2 billion for the fourth quarter of 2013, compared to $5.6 billion for the third quarter of 2013.

Noninterest Income

Noninterest income was $238.7 million for the fourth quarter of 2013, compared to $257.7 million for the third quarter of 2013 and $126.7 million for the fourth quarter of 2012. Non-GAAP noninterest income, net of noncontrolling interests, was $100.9 million for the fourth quarter of 2013, compared to $105.8 million for the third quarter of 2013 and $75.6 million for the fourth quarter of 2012. Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, letters of credit fees and client investment fees) was $49.0 million for the fourth quarter of 2013, compared to $43.2 million for the third quarter of 2013 and $43.1 million for the fourth quarter of 2012. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”

The decrease of $18.9 million in noninterest income from the third to the fourth quarter of 2013 was primarily driven by lower gains from our non-marketable and other securities, which reached all-time highs during the third quarter of 2013, from the increased valuations related to FireEye, Inc. ("FireEye"), after its IPO in September 2013. The fourth quarter of 2013 had unrealized gains from our nonmarketable and other securities from increased valuations related to FireEye as well as from the Twitter, Inc. ("Twitter") IPO in November 2013. Unrealized gains from non-marketable and other securities for any single quarter, including FireEye and Twitter, are typically driven by valuation changes, and are therefore subject to potential increases or decreases in future periods, depending on market conditions and other factors. Both FireEye and Twitter are subject to a 180 day lock-up agreement.

The extent to which any unrealized gains will become realized is subject to a variety of factors, including, among other things, the expiration of current lock-up agreements to which these securities are subject, the actual sales of securities and the timing of such actual sales.

Items impacting the change in noninterest income from the third to the fourth quarter of 2013 were as follows:

•
Gains on investment securities of $163.5 million for the fourth quarter of 2013, compared to $187.9 million for the third quarter of 2013. Net of noncontrolling interests, net gains on investment securities were $26.1 million for the fourth quarter of 2013 compared to $36.5 million for the third quarter of 2013. The gains, net of noncontrolling interests, of $26.1 million for the fourth quarter of 2013 were primarily driven by the following:

◦	Gains of $13.6 million from our managed direct venture funds, driven by the continued strong stock performance of successful portfolio company IPOs during the quarter.

◦	Gains of $6.3 million from our managed funds of funds, primarily related to unrealized valuation increases from four of our funds of funds.

◦	Gains of $4.2 million from our strategic and other investments, primarily driven by strong distributions from strategic venture capital fund investments.

◦	Gains of $2.4 million from our investments in debt funds, primarily related to the unrealized valuation increases from the investments within the funds.

As of December 31, 2013, we held investments, either directly or indirectly through 13 of our managed investment funds, in 454 funds (primarily venture capital funds), 91 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended December 31, 2013 and September 30, 2013, respectively:

	Three months ended December 31, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$78,687	$78,687	$2,381	$(411)	$4,203	$163,547
Less: income (losses) attributable to noncontrolling interests, including carried interest	72,366	65,039	—	—	—	137,405
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$6,321	$13,648	$2,381	$(411)	$4,203	$26,142

	Three months ended September 30, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$34,633	$147,976	$3,508	$219	$1,526	$187,862
Less: income (losses) attributable to noncontrolling interests, including carried interest	31,551	119,810	(1)	—	—	151,360
Non-GAAP net gains on investment securities, net of noncontrolling interests	$3,082	$28,166	$3,509	$219	$1,526	$36,502

As shown above, our fourth quarter 2013 net gains net of noncontrolling interest on investment securities were $26.1 million (net gains of $163.5 million). Included in the $26.1 million, are unrealized valuation gains from holdings in existing public companies in our nonmarketable and other securities portfolio. The primary contributors from our public company holdings were from FireEye and Twitter which, together, accounted for $13.6 million of the total $26.1 million net gains net of noncontrolling interest ($77.2 million of the total $163.5 million net gains).

•
Net gains on derivative instruments were $14.4 million for the fourth quarter of 2013, compared to $9.4 million for the third quarter of 2013. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net gains on equity warrant assets	$16,626	$18,780	$7,027	$46,101	$19,385
Gains on foreign exchange forward contracts, net:
(Losses) gains on client foreign exchange forward contracts, net	(215)	(411)	(63)	(452)	460
Losses on internal foreign exchange forward contracts, net (1)	(2,702)	(8,423)	(1,265)	(4,213)	(103)
Total (losses) gains on foreign exchange forward contracts, net	(2,917)	(8,834)	(1,328)	(4,665)	357
Change in fair value of interest rate swaps	(6)	(7)	32	14	603
Net gains (losses) on other derivatives (2)	679	(517)	(373)	734	(1,666)
Total gains on derivative instruments, net	$14,382	$9,422	$5,358	$42,184	$18,679

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

(2)	Primarily represents the change in fair value of loan conversion options.
Items impacting the change in net gains on derivative instruments from the third to the fourth quarter of 2013 was primarily attributable to the following:

◦
Net gains on equity warrant assets of $16.6 million for the fourth quarter of 2013, compared to $18.8 million for the third quarter of 2013. The net gains of $16.6 million for the fourth quarter of 2013 included the following:

•
Net gains of $14.9 million from changes in warrant valuations, compared to net gains of $14.5 million for the third quarter of 2013. The net gains of $14.9 million for the fourth quarter of 2013 were primarily driven by valuation increases from IPO and M&A activity, and included $9.8 million in unrealized valuation gains from holdings in existing public companies in our equity warrant portfolio. The primary contributors from our public company holdings were from FireEye and Twitter which, together, accounted for $6.1 million.

•	Net gains of $1.8 million from the exercise of equity warrant assets, compared to net gains of $4.5 million for the third quarter of 2013.

◦
Net losses of $2.7 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the fourth quarter of 2013, compared to net losses of $8.4 million for the third quarter of 2013. These losses were partially offset by net gains of $2.6 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income as noted above.

•
Non-GAAP core fee income increased $5.8 million to $49.0 million for the fourth quarter of 2013, compared to $43.2 million for the third quarter of 2013. The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Non-GAAP core fee income:
Foreign exchange fees	$15,882	$13,667	$13,609	$57,411	$52,433
Deposit service charges	9,346	8,902	8,587	35,948	33,421
Credit card fees	9,216	8,188	6,624	32,461	24,809
Lending related fees (1)	7,145	5,265	5,249	20,980	18,038
Letters of credit and standby letters of credit fees	3,837	3,790	4,723	14,716	15,150
Client investment fees	3,567	3,393	4,313	13,959	14,539
Total Non-GAAP core fee income	$48,993	$43,205	$43,105	$175,475	$158,390

(1)
Lending related fees consists of fee income associated with credit commitments such as unused commitment fees, syndication fees and other loan processing fees and, historically, has been included in Other noninterest income. Prior period amounts have been reclassified to conform with current period presentation.

Items impacting the change in Non-GAAP core fee income from the third to the fourth quarter of 2013 was primarily attributable to the following:

◦	An increase of $2.2 million in foreign exchange fees as a result of strong growth in transaction volumes, primarily attributable to seasonal trading activity by our clients.

◦	An increase of $1.8 million in lending related fees primarily related to an increase in loan syndication fees of $1.1 million.

◦	An increase of $1.0 million in credit card fees primarily due to an increase in transaction volumes.

•
A decrease of $5.4 million in "Other" noninterest income, primarily attributable to net gains of $2.6 million from the revaluation of foreign currency denominated instruments, compared to net gains of $8.1 million for the third quarter of 2013. The net gains of $2.6 million for the fourth quarter of 2013 were partially offset by net losses of $2.7 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to these foreign currency denominated instruments, which are included within noninterest income on the line item "gains on derivative instruments, net" as noted above.

Noninterest Expense

Noninterest expense was $168.9 million for the fourth quarter of 2013, compared to $160.5 million for the third quarter of 2013 and $143.0 million for the fourth quarter of 2012. The key factors contributing to the increase in noninterest expense from the third to the fourth quarter of 2013 were as follows:

•	An increase of $4.5 million in professional services expense primarily from increased consulting expenses related to our ongoing business and IT infrastructure initiatives.

•	An increase of $2.5 million in business development and travel expense reflective of our increased focus on global initiatives and increased business development activity.

•	An increase of $1.6 million in net occupancy expense due to a lease renewal during the quarter as well as increased expenses for certain offices.
The above increases in noninterest expense were partially offset by the following:

•	A provision for unfunded credit commitments of $1.5 million for the fourth quarter of 2013, reflective of an increase in unfunded commitments of $795 million.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Compensation and benefits:
Salaries and wages	$40,997	$39,926	$37,145	$159,455	$150,536
Incentive compensation plan	27,745	28,723	23,101	96,065	76,360
ESOP	1,297	1,876	1,413	7,429	10,324
Other employee benefits (1)	26,447	26,344	21,899	103,852	89,722
Total compensation and benefits	$96,486	$96,869	$83,558	$366,801	$326,942
Period-end full-time equivalent employees	1,704	1,683	1,615	1,704	1,615
Average full-time equivalent employees	1,690	1,675	1,607	1,669	1,581

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

Our fourth quarter 2013 total compensation and benefits expense was relatively flat compared to third quarter 2013.  Similar to the previous quarter, our fourth quarter 2013 incentive compensation plan expense was reflective of continued strong performance relative to our internal performance targets for the quarter.

Non-GAAP noninterest expense, net of noncontrolling interests was $165.2 million for the fourth quarter of 2013, compared to $157.2 million for the third quarter of 2013 and $141.2 million for the fourth quarter of 2012. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 37.5 percent for the fourth quarter of 2013, compared to 41.2 percent for the third quarter of 2013 and 36.9 percent for the fourth quarter of 2012. Our effective tax rate was 39.2 percent for the year ended December 31, 2013, compared to 39.3 percent for the comparable 2012 period. The decrease in the tax rate from the third quarter to the fourth quarter of 2013 was primarily attributable to a one-time prior period tax adjustment of $2.9 million recorded in the third quarter of 2013. Excluding the impact of the adjustment, our effective tax rate would have been 38.7 percent for the third quarter of 2013 and 38.4 percent for the year ended December 31, 2013.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net interest income (1)	$(13)	$(19)	$25	$(76)	$(106)
Noninterest income (1)	(148,334)	(169,126)	(56,565)	(372,246)	(88,823)
Noninterest expense (1)	3,697	3,290	1,848	12,714	11,336
Carried interest (2)	10,501	17,296	5,451	29,342	2,883
Net income attributable to noncontrolling interests	$(134,149)	$(148,559)	$(49,241)	$(330,266)	$(74,710)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $134.1 million for the fourth quarter of 2013, compared to $148.6 million for the third quarter of 2013 and $49.2 million for the fourth quarter of 2012. Net income attributable to noncontrolling interests of $134.1 million for the fourth quarter of 2013 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $137.4 million primarily from gains of $72.4 million from our managed funds of funds and $65.0 million from our managed direct venture funds.

•	Noninterest expense of $3.7 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.1 billion to $2.0 billion at December 31, 2013, compared to $1.9 billion at September 30, 2013, primarily due to net income of $58.8 million in the fourth quarter of 2013 and an increase in additional paid-in capital of $16.8 million primarily from amortization of share-based compensation and stock option exercises. These increases were partially offset by a decrease to accumulated other comprehensive (loss) income driven by a $92.2 million decrease in the fair value of our available-for-sale securities portfolio ($54.9 million net of tax), which was reflective of an increase in period-end market interest rates.

Volcker Rule

In December 2013, federal regulatory agencies adopted final rules implementing the “Volcker Rule” under the Dodd-Frank Act, which, among other things, restricts or limits banks from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds. We must be in compliance with these rules by July 21, 2015, unless extended by the Federal Reserve Board, which may grant up to two one-year extensions and an additional extension of up to five years for investments made on or before May 1, 2010 that are deemed to be illiquid. As such, we will have to wind-down, transfer, divest or otherwise ensure the termination or expiration of, any prohibited interests prior to July 2015, unless extended up to July 2022. We intend to seek the maximum extensions available to us.

We currently estimate that our total venture capital and private equity fund investments deemed to be prohibited covered fund interests and therefore subject to the Volcker Rule restrictions, have, as of December 31, 2013, an aggregate carrying value of approximately $282 million (and an aggregate fair value of approximately $348 million). These covered fund interests are comprised of our interests (excluding any noncontrolling interests) in our consolidated managed funds and certain of our non-marketable securities.

We continue to assess the financial impact of these rules on our fund investments, as well as the impact of other Volcker restrictions on other areas of our business. The actual and expected financial impact from these restrictions on our investments, if any, will be dependent on a variety of factors, including: our ability to obtain regulatory extensions;

our ability to sell the investments; our carrying value at the time of any sale; the actual sales price realized; the timing of such sales; and any subsequently-issued regulatory guidance or interpretations of the rules.

Update on Securities and Warrant Valuations for the First Quarter of 2014

As previously noted in prior disclosures, SVB and certain equity investment funds managed by SVB Capital, our funds management business, hold warrants as well as direct and indirect investments in FireEye. Since our valuation of those investments as of December 31, 2013, the stock price of FireEye has significantly increased to a closing price of $73.73 as of January 22, 2014 compared to its closing price of $43.61 at December 31, 2013.  Based solely on this incremental increase in stock price thus far during the first quarter of 2014, we would expect to include in our financial results for the first quarter of 2014 total combined pre-tax gains net of noncontrolling interest from our equity warrant assets and our investment securities of approximately $50 million. This is comprised of gains from our equity warrant assets of approximately $10 million and gains net of noncontrolling interest from our investment securities of approximately $40 million (total gross gains, including noncontrolling interest, would be approximately $210 million) for the first quarter of 2014. (This is a non-GAAP financial measure. See reconciliation below.)

Any actual investment gains (or losses) that we would record for the first quarter of 2014 are subject to FireEye’s stock price specifically as of March 31, 2014, which is subject to market conditions and other factors.  Given that it is still early in the first quarter, FireEye’s valuation and its estimated impact on our first quarter 2014 financial results, are subject to change, and actual results may differ. Additionally, these gains are currently unrealized gains, and the extent to which such gains will become realized is subject to a variety of factors, including among other things, the expiration of current lock-up agreements to which the securities are subject, the timing of any actual sales of the securities by us, changes in the valuation of the securities, and market conditions.

The table below sets forth a reconciliation of the non-GAAP financial measure discussed above:

Non-GAAP nonmarketable securities, net of noncontrolling interests (Dollars in millions)	Through January 22, 2014
GAAP gains on certain nonmarketable investment securities	$210
Less: income attributable to noncontrolling interests, including carried interest	170
Non-GAAP gains on certain nonmarketable investment securities, net of controlling interests	$40

Outlook for the Year Ending December 31, 2014

Our outlook for the year ending December 31, 2014 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2014, compared to our 2013 results, we currently expect the following outlook:

Current full year 2014 outlook compared to 2013 results (as of January 23, 2014)
Average loan balances	Increase at a percentage rate in the mid to high teens
Average deposit balances	Increase at a percentage rate in the mid teens
Net interest income (1)	Increase at a percentage rate in the low teens
Net interest margin (1)	Between 3.20% and 3.30%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2013 levels
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Comparable to 2013 levels
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the low double digits
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the mid single digits

(1)
Our outlook for net interest income and net interest margin is partly based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the section "Forward Looking Statements" below.

(2)	Non-GAAP

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the sections “Outlook for the Year Ending December 31, 2014 ” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance, including potential investment gains; expense levels; and financial results (and the components of such results) for the year 2014.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2014 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or their impact on us, including the potential impact of the Volcker Rule. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 23, 2014, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2013. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “85895418.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 23, 2014, through midnight on Tuesday, January 28, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “85895418.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 23, 2014.

About SVB Financial Group

For three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income:
Loans	$146,988	$139,687	$124,304	$542,204	$469,146
Available-for-sale securities:
Taxable	46,149	43,604	41,923	180,162	171,863
Non-taxable	798	797	871	3,201	3,564
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,449	1,152	1,070	4,054	4,145
Total interest income	195,384	185,240	168,168	729,621	648,718
Interest expense:
Deposits	2,595	2,397	1,825	9,128	6,660
Borrowings	5,791	5,747	5,780	23,149	24,194
Total interest expense	8,386	8,144	7,605	32,277	30,854
Net interest income	186,998	177,096	160,563	697,344	617,864
Provision for loan losses	28,670	10,638	15,014	63,693	44,330
Net interest income after provision for loan losses	158,328	166,458	145,549	633,651	573,534
Noninterest income:
Gains on investment securities, net	163,547	187,862	68,238	419,408	122,114
Foreign exchange fees	15,882	13,667	13,609	57,411	52,433
Gains on derivative instruments, net	14,382	9,422	5,358	42,184	18,679
Deposit service charges	9,346	8,902	8,587	35,948	33,421
Credit card fees	9,216	8,188	6,624	32,461	24,809
Lending related fees	7,145	5,265	5,249	20,980	18,038
Letters of credit and standby letters of credit fees	3,837	3,790	4,723	14,716	15,150
Client investment fees	3,567	3,393	4,313	13,959	14,539
Other	11,791	17,161	9,987	36,139	36,364
Total noninterest income	238,713	257,650	126,688	673,206	335,547
Noninterest expense:
Compensation and benefits	96,486	96,869	83,558	366,801	326,942
Professional services	23,419	18,966	18,965	76,178	67,845
Premises and equipment	11,637	12,171	12,459	45,935	40,689
Business development and travel	9,901	7,378	7,666	33,334	29,409
Net occupancy	7,477	5,898	5,869	24,937	22,536
FDIC assessments	3,636	2,913	2,894	12,784	10,959
Correspondent bank fees	3,132	2,906	2,640	12,142	11,168
Provision for unfunded credit commitments	1,507	2,774	(776)	7,642	488
Other	11,655	10,649	9,774	41,927	35,962
Total noninterest expense	168,850	160,524	143,049	621,680	545,998
Income before income tax expense	228,191	263,584	129,188	685,177	363,083
Income tax expense	35,285	47,404	29,526	139,058	113,269
Net income before noncontrolling interests	192,906	216,180	99,662	546,119	249,814
Net income attributable to noncontrolling interests	(134,149)	(148,559)	(49,241)	(330,266)	(74,710)
Net income available to common stockholders	$58,757	$67,621	$50,421	$215,853	$175,104
Earnings per common share—basic	$1.29	$1.48	$1.13	$4.76	$3.96
Earnings per common share—diluted	1.27	1.46	1.12	4.70	3.91
Weighted average common shares outstanding—basic	45,701,224	45,580,105	44,524,789	45,308,606	44,242,002
Weighted average common shares outstanding—diluted	46,431,259	46,202,409	44,982,031	45,943,686	44,764,395

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2013	September 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$1,538,779	$1,942,744	$1,008,983
Available-for-sale securities	11,986,821	10,209,917	11,343,177
Non-marketable and other securities	1,595,494	1,425,138	1,184,265
Investment securities	13,582,315	11,635,055	12,527,442
Loans, net of unearned income	10,906,386	9,824,982	8,946,933
Allowance for loan losses	(142,886)	(124,734)	(110,651)
Net loans	10,763,500	9,700,248	8,836,282
Premises and equipment, net of accumulated depreciation and amortization	67,485	65,385	66,545
Accrued interest receivable and other assets	465,110	397,432	326,871
Total assets	$26,417,189	$23,740,864	$22,766,123
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$15,894,360	$14,105,728	$13,875,275
Interest-bearing deposits	6,578,619	5,891,263	5,301,177
Total deposits	22,472,979	19,996,991	19,176,452
Short-term borrowings	5,080	5,580	166,110
Other liabilities	404,586	358,905	360,566
Long-term debt	455,216	455,744	457,762
Total liabilities	23,337,861	20,817,220	20,160,890
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,800,418 shares, 45,608,370 shares and 44,627,182 shares outstanding, respectively	46	46	45
Additional paid-in capital	624,256	607,463	547,079
Retained earnings	1,390,732	1,331,975	1,174,878
Accumulated other comprehensive (loss) income	(48,764)	5,443	108,553
Total SVBFG stockholders’ equity	1,966,270	1,944,927	1,830,555
Noncontrolling interests	1,113,058	978,717	774,678
Total equity	3,079,328	2,923,644	2,605,233
Total liabilities and total equity	$26,417,189	$23,740,864	$22,766,123

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2013			September 30, 2013			December 31, 2012
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,110,066	$1,449	0.27%	$1,596,003	$1,152	0.29%	$1,419,980	$1,070	0.30%
Available-for-sale securities: (2)
Taxable	10,922,312	46,149	1.68	10,000,154	43,604	1.73	10,655,623	41,923	1.57
Non-taxable (3)	82,034	1,228	5.94	82,048	1,226	5.93	88,141	1,340	6.05
Total loans, net of unearned income (4) (5)	10,138,328	146,988	5.75	9,545,941	139,687	5.81	8,274,878	124,304	5.98
Total interest-earning assets	23,252,740	195,814	3.34	21,224,146	185,669	3.47	20,438,622	168,637	3.28
Cash and due from banks	265,045			253,364			308,065
Allowance for loan losses	(131,386)			(124,254)			(105,862)
Other assets (6)	1,945,008			1,719,478			1,736,952
Total assets	$25,331,407			$23,072,734			$22,377,777
Funding sources:
Interest-bearing liabilities:
NOW deposits	$131,686	$121	0.36%	$134,545	$119	0.35%	$112,677	$97	0.34%
Money market deposits	4,104,509	2,081	0.20	3,755,620	1,866	0.20	2,873,675	1,357	0.19
Money market deposits in foreign offices	193,940	48	0.10	194,870	48	0.10	113,170	28	0.10
Time deposits	155,658	135	0.34	165,632	157	0.38	150,737	105	0.28
Sweep deposits in foreign offices	1,661,669	210	0.05	1,643,761	207	0.05	1,896,783	238	0.05
Total interest-bearing deposits	6,247,462	2,595	0.16	5,894,428	2,397	0.16	5,147,042	1,825	0.14
Short-term borrowings	3,806	5	0.52	6,316	3	0.19	8,348	2	0.10
5.375% Senior Notes	348,174	4,826	5.50	348,119	4,789	5.46	347,961	4,820	5.51
Junior Subordinated Debentures	55,049	836	6.03	55,094	833	6.00	55,225	831	5.99
6.05% Subordinated Notes	52,528	124	0.94	52,551	122	0.92	54,950	127	0.92
Total interest-bearing liabilities	6,707,019	8,386	0.50	6,356,508	8,144	0.51	5,613,526	7,605	0.54
Portion of noninterest-bearing funding sources	16,545,721			14,867,638			14,825,096
Total funding sources	23,252,740	8,386	0.14	21,224,146	8,144	0.15	20,438,622	7,605	0.15
Noninterest-bearing funding sources:
Demand deposits	15,240,694			13,665,460			13,843,839
Other liabilities	376,801			298,455			335,836
SVBFG stockholders’ equity	2,010,440			1,909,462			1,825,592
Noncontrolling interests	996,453			842,849			758,984
Portion used to fund interest-earning assets	(16,545,721)			(14,867,638)			(14,825,096)
Total liabilities and total equity	$25,331,407			$23,072,734			$22,377,777
Net interest income and margin		$187,428	3.20%		$177,525	3.32%		$161,032	3.13%
Total deposits	$21,488,156			$19,559,888			$18,990,881
Average SVBFG stockholders’ equity as a percentage of average assets			7.94%			8.28%			8.16%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(430)			(429)			(469)
Net interest income, as reported		$186,998			$177,096			$160,563

(1)
Includes average interest-earning deposits in other financial institutions of $238 million, $191 million and $170 million for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively. For the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, balance also includes $1.7 billion, $1.3 billion and $1.0 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $24.2 million, $23.0 million and $19.5 million for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively.

(6)
Average investment securities of $1.2 billion, $1.3 billion and $1.4 billion for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,309,770	$4,054	0.31%	$1,191,805	$4,145	0.35%
Investment securities: (2)
Taxable	10,516,177	180,162	1.71	10,594,533	171,863	1.62
Non-taxable (3)	82,702	4,925	5.96	91,031	5,483	6.02
Total loans, net of unearned income (4) (5)	9,351,378	542,204	5.80	7,558,928	469,146	6.21
Total interest-earning assets	21,260,027	731,345	3.44	19,436,297	650,637	3.35
Cash and due from banks	274,272			303,156
Allowance for loan losses	(122,489)			(102,068)
Other assets (6)	1,798,937			1,673,787
Total assets	$23,210,747			$21,311,172
Funding sources:
Interest-bearing liabilities:
NOW deposits	$135,585	$479	0.35%	$105,060	$343	0.33%
Money market deposits	3,534,466	6,994	0.20	2,703,434	4,569	0.17
Money market deposits in foreign offices	159,700	156	0.10	125,962	124	0.10
Time deposits	168,209	634	0.38	154,917	596	0.38
Sweep deposits in foreign offices	1,729,228	865	0.05	2,055,209	1,028	0.05
Total interest-bearing deposits	5,727,188	9,128	0.16	5,144,582	6,660	0.13
Short-term borrowings	27,018	79	0.29	70,802	137	0.19
5.375% senior notes	348,094	19,259	5.53	347,886	19,269	5.54
Junior subordinated debentures	55,115	3,333	6.05	55,291	3,324	6.01
5.70% Senior Notes	—	—	—	59,375	863	1.45
6.05% Subordinated Notes	53,275	478	0.90	55,079	509	0.92
Other long-term debt	—	—	—	481	92	19.13
Total interest-bearing liabilities	6,210,690	32,277	0.52	5,733,496	30,854	0.54
Portion of noninterest-bearing funding sources	15,049,337			13,702,801
Total funding sources	21,260,027	32,277	0.15	19,436,297	30,854	0.16
Noninterest-bearing funding sources:
Demand deposits	13,892,006			12,765,506
Other liabilities	331,343			350,610
SVBFG stockholders’ equity	1,927,674			1,735,281
Noncontrolling interests	849,034			726,279
Portion used to fund interest-earning assets	(15,049,337)			(13,702,801)
Total liabilities and total equity	$23,210,747			$21,311,172
Net interest income and margin		$699,068	3.29%		$619,783	3.19%
Total deposits	$19,619,194			$17,910,088
Average SVBFG stockholders’ equity as a percentage of average assets			8.31%			8.14%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,724)			(1,919)
Net interest income, as reported		$697,344			$617,864

(1)
Includes average interest-earning deposits in other financial institutions of $191 million and $250 million for the year ended December 31, 2013 and 2012, respectively. For the year ended December 31, 2013 and 2012, balance also includes $953 million and $726 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $84.3 million and $76.1 million for the year ended December 31, 2013 and 2012, respectively.

(6)
Average investment securities of $1.3 billion and $1.3 billion for the years ended December 31, 2013 and 2012, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Equity warrant assets (1):
Gains on exercises, net	$1,833	$4,458	$2,423	$8,716	$10,000
Cancellations and expirations	(79)	(149)	(98)	(450)	(1,522)
Changes in fair value	14,872	14,471	4,702	37,835	10,907
Total net gains on equity warrant assets (2)	$16,626	$18,780	$7,027	$46,101	$19,385

(1)
At December 31, 2013, we held warrants in 1,320 companies, compared to 1,309 companies at September 30, 2013 and 1,270 companies at December 31, 2012. The total value of our warrant portfolio was $103 million at December 31, 2013, compared to $92 million at September 30, 2013 and $74 million at December 31, 2012.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Weighted average common shares outstanding—basic	45,701	45,580	44,525	45,309	44,242
Effect of dilutive securities:
Stock options and employee stock purchase plan	476	430	293	431	370
Restricted stock units	254	193	164	204	152
Total effect of dilutive securities	730	623	457	635	522
Weighted average common shares outstanding—diluted	46,431	46,203	44,982	45,944	44,764

Capital Ratios

	December 31, 2013	September 30, 2013	December 31, 2012
SVB Financial Group:
Total risk-based capital ratio	13.13%	14.16%	14.05%
Tier 1 risk-based capital ratio	11.94	12.95	12.79
Tier 1 leverage ratio	8.31	8.75	8.06
Tangible common equity to tangible assets ratio (1)	7.44	8.19	8.04
Tangible common equity to risk-weighted assets ratio (1)	11.63	12.96	13.53
Silicon Valley Bank:
Total risk-based capital ratio	11.33%	12.31%	12.53%
Tier 1 risk-based capital ratio	10.12	11.08	11.24
Tier 1 leverage ratio	7.04	7.46	7.06
Tangible common equity to tangible assets ratio (1)	6.59	7.34	7.41
Tangible common equity to risk-weighted assets ratio (1)	9.87	11.17	12.08

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2013	September 30, 2013	December 31, 2012
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,557,304	$1,303,875	$1,125,767
Hardware	550,841	488,227	452,836
Venture capital/private equity	1,459,586	1,075,606	970,973
Life science	336,106	369,486	352,189
Premium wine (1)	24,347	22,725	6,500
Other	111,581	117,604	117,199
Total commercial loans	4,039,765	3,377,523	3,025,464
Real estate secured loans:
Premium wine (1)	104,464	107,037	73,816
Consumer (2)	20,000	20,000	—
Other	23,533	23,733	—
Total real estate secured loans	147,997	150,770	73,816
Consumer loans (2)	33,002	43,126	45,000
Total loans individually equal to or greater than $20 million	$4,220,764	$3,571,419	$3,144,280
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,584,054	$2,434,267	$2,168,132
Hardware	673,639	665,167	676,648
Venture capital/private equity	948,840	877,555	778,930
Life science	845,160	738,575	724,603
Premium wine	126,908	128,113	138,437
Other	180,049	172,793	201,389
Total commercial loans	5,358,650	5,016,470	4,688,139
Real estate secured loans:
Premium wine	411,478	386,742	340,531
Consumer	853,070	811,739	685,493
Other	7,500	4,500	—
Total real estate secured loans	1,272,048	1,202,981	1,026,024
Construction loans	77,165	72,572	65,726
Consumer loans	66,641	50,757	100,079
Total loans individually less than $20 million	$6,774,504	$6,342,780	$5,879,968
Total gross loans	$10,995,268	$9,914,199	$9,024,248
Loans individually equal to or greater than $20 million as a percentage of total gross loans	38.4%	36.0%	34.8%
Total clients with loans individually equal to or greater than $20 million	122	112	102
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period-end balances at
(Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	December 31, 2012
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$99	$24	$19
Impaired loans	51,649	38,048	38,279
Nonperforming loans as a percentage of total gross loans	0.47%	0.38%	0.42%
Nonperforming loans as a percentage of total assets	0.20	0.16	0.17
Allowance for loan losses	$142,886	$124,734	$110,651
As a percentage of total gross loans	1.30%	1.26%	1.23%
As a percentage of total gross nonperforming loans	276.65	327.83	289.06
Allowance for loan losses for impaired loans	$21,277	$13,469	$6,261
As a percentage of total gross loans	0.19%	0.14%	0.07%
As a percentage of total gross nonperforming loans	41.20	35.40	16.36
Allowance for loan losses for total gross performing loans	$121,609	$111,265	$104,390
As a percentage of total gross loans	1.11%	1.12%	1.16%
As a percentage of total gross performing loans	1.11	1.13	1.16
Total gross loans	$10,995,268	$9,914,199	$9,024,248
Total gross performing loans	10,943,619	9,876,151	8,985,969
Reserve for unfunded credit commitments (1)	29,983	28,456	22,299
As a percentage of total unfunded credit commitments	0.26%	0.27%	0.26%
Total unfunded credit commitments (2)	$11,470,722	$10,675,569	$8,610,791

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Client directed investment assets	$7,672	$7,412	$7,123	$7,207	$7,335
Client investment assets under management	12,355	11,925	10,385	11,772	10,282
Sweep money market funds	6,198	5,622	3,668	5,240	2,596
Total average client investment funds	$26,225	$24,959	$21,176	$24,219	$20,213

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Client directed investment assets	$7,073	$7,319	$6,978	$6,943	$7,604
Client investment assets under management	12,677	12,045	11,770	11,571	10,824
Sweep money market funds	6,613	5,954	5,254	4,467	4,085
Total period-end client investment funds	$26,364	$25,318	$24,002	$22,981	$22,513

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million from the sale of certain available-for-sale securities in the second quarter of 2012.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Year ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income available to common stockholders	$58,757	$67,621	$48,584	$40,891	$50,421	$215,853	$175,103
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	—	—	—	(4,955)
Tax impact of gains on sales of available-for-sale securities	—	—	—	—	—	—	1,974
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	—	—	—	(4,243)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	1,690
Non-GAAP net income available to common stockholders	$58,757	$67,621	$48,584	$40,891	$50,421	$215,853	$169,569
GAAP earnings per common share — diluted	$1.27	$1.46	$1.06	$0.90	$1.12	$4.70	$3.91
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	—	—	—	(0.11)
Tax impact of gains on sales of available-for-sale securities	—	—	—	—	—	—	0.05
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	—	—	—	(0.10)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	0.04
Non-GAAP earnings per common share — diluted	$1.27	$1.46	$1.06	$0.90	$1.12	$4.70	$3.79
Weighted average diluted common shares outstanding	46,431,259	46,202,409	45,684,205	45,393,025	44,982,031	45,943,686	44,764,395

(1)	Gains on the sale of $316 million in certain available-for-sale securities in the second quarter of 2012.

(2)	Gains from the sale of certain assets related to our equity management services business in the second quarter of 2012.

	Three months ended					Year ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Non-GAAP net income available to common stockholders	$58,757	$67,621	$48,584	$40,891	$50,421	$215,853	$169,569
Average assets	$25,331,407	$23,072,734	$22,093,298	$22,314,559	$22,377,777	$23,210,747	$21,311,172
Average SVBFG stockholders’ equity	$2,010,440	$1,909,462	$1,924,902	$1,866,310	$1,825,592	1,927,674	1,735,281
Non-GAAP return on average assets (annualized)	0.92%	1.16%	0.88%	0.74%	0.90%	0.93%	0.80%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	11.60	14.05	10.12	8.89	10.99	11.20	9.77%

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP noninterest income	$238,713	$257,650	$98,239	$78,604	$126,688	$673,206	$335,547
Less: income attributable to noncontrolling interests, including carried interest	137,833	151,830	30,751	22,490	51,114	342,904	85,940
Noninterest income, net of noncontrolling interests	100,880	105,820	67,488	56,114	75,574	330,302	249,607
Less: gains on sales of certain available-for-sale securities	—	—	—	—	—	—	4,955
Less: net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	4,243
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$100,880	$105,820	$67,488	$56,114	$75,574	$330,302	$240,409

	Three months ended					Year ended
Non-GAAP core fee income (Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP noninterest income	$238,713	$257,650	$98,239	$78,604	$126,688	$673,206	$335,547
Less: gains on investment securities, net	163,547	187,862	40,561	27,438	68,238	419,408	122,114
Less: gains on derivative instruments, net	14,382	9,422	8,087	10,292	5,358	42,184	18,679
Less: other noninterest income	11,791	17,161	7,634	(447)	9,987	36,139	36,364
Non-GAAP core fee income	$48,993	$43,205	$41,957	$41,321	$43,105	$175,475	$158,390

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP net gains on investment securities (1)	$163,547	$187,862	$40,561	$27,438	$68,238	$419,408	$122,114
Less: income attributable to noncontrolling interests, including carried interest (2)	137,405	151,360	31,067	22,296	51,024	342,128	85,640
Net gains on investment securities, net of noncontrolling interests (3)	26,142	36,502	9,494	5,142	17,214	77,280	36,474
Less: gains on sales of certain available-for-sale securities	—	—	—	—	—	—	4,955
Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$26,142	$36,502	$9,494	$5,142	$17,214	$77,280	$31,519

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP noninterest expense	$168,850	$160,524	$143,292	$149,014	$143,049	$621,680	$545,998
Less: amounts attributable to noncontrolling interests	3,697	3,290	2,867	2,860	1,848	12,714	11,336
Non-GAAP noninterest expense, net of noncontrolling interests	$165,153	$157,234	$140,425	$146,154	$141,201	$608,966	$534,662
GAAP taxable equivalent net interest income	$187,428	$177,525	$170,516	$163,599	$161,032	$699,068	$619,783
Less: income (losses) attributable to noncontrolling interests	13	19	20	24	(25)	76	106
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	187,415	177,506	170,496	163,575	161,057	698,992	619,677
Non-GAAP noninterest income, net of noncontrolling interests	100,880	105,820	67,488	56,114	75,574	330,302	240,409
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$288,295	$283,326	$237,984	$219,689	$236,631	$1,029,294	$860,086
Non-GAAP operating efficiency ratio	57.29%	55.50%	59.01%	66.53%	59.67%	59.16%	62.16%

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
GAAP non-marketable and other securities	$1,595,494	$1,425,138	$1,255,425	$1,215,788	$1,184,265
Less: amounts attributable to noncontrolling interests	1,115,525	955,209	778,191	739,933	708,157
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$479,969	$469,929	$477,234	$475,855	$476,108

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
GAAP SVBFG stockholders’ equity	$1,966,270	$1,944,927	$1,847,956	$1,882,219	$1,830,555
Less: intangible assets	—	—	—	—	—
Tangible common equity	$1,966,270	$1,944,927	$1,847,956	$1,882,219	$1,830,555
GAAP total assets	$26,417,189	$23,740,864	$22,153,901	$22,796,000	$22,766,123
Less: intangible assets	—	—	—	—	—
Tangible assets	$26,417,189	$23,740,864	$22,153,901	$22,796,000	$22,766,123
Risk-weighted assets	$16,901,564	$15,004,072	$14,519,635	$13,501,072	$13,532,984
Tangible common equity to tangible assets	7.44%	8.19%	8.34%	8.26%	8.04%
Tangible common equity to risk-weighted assets	11.63	12.96	12.73	13.94	13.53

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Tangible common equity	$1,639,024	$1,640,387	$1,585,117	$1,637,365	$1,591,643
Tangible assets	$24,854,119	$22,337,190	$20,867,463	$21,487,859	$21,471,111
Risk-weighted assets	$16,598,312	$14,679,608	$14,174,370	$13,147,423	$13,177,887
Tangible common equity to tangible assets	6.59%	7.34%	7.60%	7.62%	7.41%
Tangible common equity to risk-weighted assets	9.87	11.17	11.18	12.45	12.08